Exhibit 3.2.2

AMENDMENT TO OPERATING AGREEMENT

This Amendment to the Operating Agreement (this “Amendment”) is effective as of December 16, 2020.

WHEREAS, Motorsport Network, LLC, a Florida limited liability company, as sole member of the Company (as defined below), is a party to that certain Operating Agreement of Motorsport Gaming US LLC, a Florida limited liability company (the “Company”), effective as of August 2, 2018 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Motorsport Network, LLC, as sole member of the Company, deems it to be in the best interest of the Company to appoint a majority-independent five-member board of directors of the Company (the “Board”);

WHEREAS, Motorsport Network, LLC desires to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Motorsport Network, LLC hereby agrees that the Agreement shall be amended as follows:

1. Recitals. All of the recitals contained herein are true and correct and are incorporated herein by this reference.

2. Amendments.

(a) Section 7(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“The Company shall be managed by a five-member board of directors appointed by the Member (the “Board”). The Board shall act only (i) by a vote of the majority of all members of the Board (each, a “Director”) at a meeting at which a quorum is present or (ii) by a unanimous vote if the Board act by a written consent (in which event such written consent shall be signed by all of the Directors). Quorum of the Board shall be the majority of all members of the Board. Each Director shall have one vote. Each Director shall remain in office until such Director (1) is removed by a written instrument signed by the Member, in its sole discretion, (2) resigns in a written instrument delivered to the Member or (3) if a natural person, dies or is unable to serve. In the event of any such vacancy, the Member shall fill the vacancy by appointing a substitute or replacement Director. A person who so performs its duties shall not have any liability by reason of serving or having served as the Director. A Director shall not be liable under a judgment, decree or order of court, or in any other manner, for any debt, obligation or liability of the Company.”

(b) All references to the Manager in the Agreement are hereby replaced to mean either the Board or Director(s) (as applicable under the context), mutatis mutandi.

3. Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

4. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Florida applicable to contracts executed in and to be performed in that State.

5. Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

SOLE MEMBER:

MOTORSPORT NETWORK, LLC,

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Sole Manager